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                         Greenwalt Sponsel & Co., Inc.

Consultants to Management                           Certified Public Accountants


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our audit report dated August 31, 1999, accompanying the audited financial statements of Alitec Corporation Attachments Division contained in the Registration Statement. We have issued our review report dated September 10, 1999, related to the reviewed financial statements of Alitec Corporation Attachments Division contained in the Registration Statement. We consent to use of the aforementioned reports in the Registration Statement, and to the use of our name as it appears under the caption "Experts."



                                      /s/ Greenwalt Sponsel & Co., Inc.



October 26, 1999